As filed with the Securities and Exchange Commission on August 7, 1996
================================================================================
                                                      Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          UNION ACCEPTANCE CORPORATION
             (Exact name of Registrant as specified in its charter)

                 Indiana                                   35-1908796
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                    Identification No.)

       250 North Shadeland Avenue
          Indianapolis, Indiana                               46219
(Address of  Principal Executive Offices)                  (Zip Code)

             UNION ACCEPTANCE CORPORATION 1994 INCENTIVE STOCK PLAN
                            (Full title of the plan)

                                    Copy to:
             Rick A. Brown                                Eric R. Moy, Esq.
     Union Acceptance Corporation                        Barnes & Thornburg
      250 North Shadeland Avenue                    1313 Merchants Bank Building
      Indianapolis, Indiana 46219                       11 S. Meridian Street
(Name and address of agent for service)              Indianapolis, Indiana 46204

Telephone number, of agent for service:
            (317) 231-6400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                    Proposed      Proposed
 Title of                            maximum       maximum         Amount
securities           Amount         offering      aggregate          of
   to be              to be         price per     offering      registration
 registered      registered (1)     share(2)       price(2)         fee
- --------------------------------------------------------------------------------
Class A
Common Stock,
without par value   500,000         $15.35      $7,676,712.50      $2,647.14
================================================================================

(1) Any additional shares of Class A Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

(2) Estimated solely to determine the registration fee and based on the option price of stock options already granted under the Plan and on the average of the high and low sales prices per share of Class A Common Stock of Union Acceptance Corporation on August 5, 1996, as to shares not yet subject to options granted under the Plan, pursuant to Rule 457(c) and (h).

                               Page 1 of ___ Pages
                            Exhibit Index on Page E-1

                              CROSS REFERENCE SHEET

     Name and Caption in Form S-8                 Caption in Reoffer Prospectus*

 1.  Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus.................................  Front Cover Page of
                                                    Registration Statement;
                                                    Outside Front Cover
                                                    Page of Prospectus

 2.  Inside Front and Outside
     Back Cover Pages of Prospectus.............  Inside Front Page Prospectus

  3. Summary Information, Risk Factors
     and Ratio of Earnings to Fixed Charges.....  Prospectus Summary;
                                                    Risk Factors

  4. Use of Proceeds............................  Use of Proceeds

  5. Determination of Offering Price............  Determination of Offering
     Price

  6. Dilution...................................  ***

  7. Selling Security Holders...................  Selling Security Holders;
                                                     Plan of Distribution

  8. Plan of Distribution.......................  Selling Security Holders;
                                                  Plan of Distribution

  9. Description of Securities
          to Be Registered......................  **

 10. Interests of Named Experts and Counsel.....  Legal Matters; Experts

 11. Material Changes...........................  ***

 12. Incorporation of Certain ..................  Incorporation of Certain
     Information by Reference                     Information by Reference

 13. Disclosure of Commission
     Position on Indemnification for
     Securities Act Liabilities.................  See page S-5
- ----------
* Note: the Prospectus filed with this Registration Statement is a "reoffer prospectus" prepared in accordance with the requirements of Part I of S-3, pursuant to General Instruction C of Form S-8.

**   Incorporated by reference

***  Not applicable

Reoffer Prospectus

                                                                 [UAC LOGO HERE]

Up to 500,000 Shares

Union Acceptance Corporation
Class A Common Stock
(without par value)



The shares of Class A Common Stock covered by this reoffer prospectus ("Prospectus") are being sold by certain affiliates of the registrant, Union Acceptance Corporation (the "Company"), which shares have been or will be acquired by the selling security holders pursuant to the Union Acceptance Corporation 1994 Incentive Stock Plan. Resales of shares of the Class A Common Stock by such affiliates may also be made under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

The Company completed its initial public offering of the Class A Common Stock on August 7, 1995 (the "Offering"). Prior to the Business Transfer, the Spin-off
(as such terms are defined in the Glossary) and the Offering, the Company operated as a division (and from April 1994 as a subsidiary) of Union Federal Savings Bank of Indianapolis ("Union Federal"), which is controlled by Mr. Richard D. Waterfield and members of his family. The Company has two classes of Common Stock: Class A Common Stock, shares of which are offered hereby, and Class B Common Stock. In the election of directors, holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share. The shareholders of Union Federal's parent corporation, Union Holding Company, Inc. ("UHC"), own all of the outstanding shares of Class B Common Stock, which represent approximately 70% of the equity interest in the Company. However, the Class B Common Stock represents approximately 92% of the votes eligible to be cast in respect of the election of directors.

Approximately 83% of the Class B Common Stock, representing approximately 58% of the outstanding Common Stock, is held in a voting trust (the "Voting Trust"), of which Mr. Waterfield is trustee. The Class B Common Stock held in the Voting Trust represents approximately 76% of the voting power of the outstanding Common Stock. Such voting power enables Mr. Waterfield to control the election of the entire board of directors and to cause the adoption of any shareholder proposal favored by the Voting Trust. A share of Class B Common Stock generally converts on transfer to a share of Class A Common Stock.

The Class A Common Stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "UACA." The Class B Common Stock is not listed for trading.


See "Risk Factors " on page 5 hereof for a discussion of certain risk factors that should be considered by prospective purchasers of the Class A Common Stock.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







The date of this Prospectus is ______________ ___, 1996.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (the "Registration Statement"), of which this Prospectus is a part, on Form S-8 under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the Class A Common Stock offered by this Prospectus, reference is made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Such information, and the reports, proxy and information statements and other information filed by the Company with the Commission, can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is: http://www.sec.gov. In addition, the Company intends to furnish its shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

         The Class A Common Stock is listed for trading on the Nasdaq Stock Market's National Market under the symbol "UACA," and reports, proxy and information statements and other information concerning the Company can be inspected at such exchange.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         With respect to any document incorporated by reference in this Prospectus but not delivered herewith, the Company undertakes to provide without charge to each person, including a beneficial owner, to whom this Propectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference herein (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests may be addressed to Union Acceptance Corporation, 250 North Shadeland Avenue, Indianapolis, Indiana 46219;
(317) 231-6400. See "Incorporation of Certain Information by Reference."


                                TABLE OF CONTENTS
                                                                          Page
Additional Information....................................................  2
Incorporation of Documents by Reference...................................  2
Prospectus Summary........................................................  3
Risk Factors..............................................................  5
Use of Proceeds...........................................................  8
Determination of Offering Price...........................................  8
Selling Security Holders; Plan of Distribution............................  8
Legal Matters.............................................................  8
Experts...................................................................  9
Incorporation of Certain Information by Reference.........................  9
Glossary.................................................................. 10

                               PROSPECTUS SUMMARY

     Unless otherwise indicated, references to the "Company" through fiscal 1994 refer to the conduct by Union Federal of the business of its indirect automobile lending division (also referred to as the "Union Division"). References to the "Company" after such date refer to the conduct of the business by the Union Division and Union Acceptance Corporation ("UAC") and subsidiaries as a combined business. References to the "Company" following consummation of the spin-off by Union Federal of the Company refer to UAC and subsidiaries. Certain capitalized terms are defined in the Glossary. Investors are referred to a more extensive discussion of the following issues summary contained in the documents incorporated in this Prospectus by reference.

                                   The Company

     Union Acceptance Corporation is a specialized finance company engaged in acquiring and servicing automobile retail installment sales contracts originated by dealerships affiliated with major domestic and foreign manufacturers. Through the use of state-of-the-art technology for underwriting and servicing and disciplined credit standards, the Company focuses its efforts on acquiring loans on late model used and, to a lesser extent, new automobiles made to purchasers who exhibit a favorable credit profile ("Prime lending," as defined in the Glossary). The Company commenced business in 1986 and currently acquires loans from over 2,000 manufacturer-franchised auto dealerships nationwide.

     The Company seeks to be a premier provider of automobile financing that differentiates itself from more traditional sources of automobile financing by its product focus and emphasis on dealer service, flexible financing terms, consistent underwriting standards, efficient centralized operations and advanced systems. Key elements of the Company's strategy are:

     o Product Focus -- The Company targets what it believes to be underserved elements of the Prime lending market. In particular, the Company focuses on providing loans through financings for late model used car purchasers and through offering long-term loans for new car purchasers.

     o Superior Service and Flexible Loan Terms -- While the Company seeks to offer financing rates that are competitive in each of its markets, the Company seeks to compete primarily on the basis of dealer service and flexible loan terms. Many of the Company's credit buyers have had substantial prior experience in new and used car financing or sales which enhances their relationships with dealers and their knowledge of dealer financing practices. The Company emphasizes prompt responses to loan applications and maintains evening and weekend hours which coincide with auto dealers' busiest periods. The Company's emphasis on the credit quality of borrowers allows it to offer more flexible financing terms than many of its competitors, including longer-term loans with lower monthly payments, or larger loan amounts relative to collateral value based on Credit Scoring risk models.

     o Consistent Underwriting Standards -- Through training, proprietary technology and consistent management oversight, the Company seeks to instill a disciplined approach to credit throughout the entire organization. Credit buyers participate in a rigorous training process before receiving authority to make independent purchasing decisions. The Company utilizes computerized Credit Scoring which helps ensure the uniformity and consistency of the Company's underwriting policies.

     o Efficient, Centralized Operations -- The Company has achieved enhanced productivity through its customized computer systems that integrate the origination, servicing and collection processes. Centralized operations at the Company's Indianapolis headquarters facilitate a consistent application of credit standards and enhance its ability to control costs while offering prompt, efficient service. The Company's centralized operations have also allowed it to enter and exit markets while incurring relatively minor incremental costs.

     o Liquidity through Securitization -- The Company generates earnings and cash flow primarily through the purchase and subsequent securitization of automobile loans. Such securitization transactions are designed to provide funds for the purchase of additional auto loans, to reduce the risk of interest rate fluctuations and to utilize capital efficiently. In each securitization, the Company sells automobile loans to a trust which, in turn, sells Asset-backed Securities to investors. The Company earns servicing fees from the trust in the amount of 1.00% per annum, paid monthly, on the outstanding principal balance of loans securitized. In addition, the Company generally recognizes a gain on the sale of loans to the trust and, over time, receives cash distributions from the trust resulting from the difference between the interest received from the obligors on the loans and the interest paid to investors in the Asset-backed Securities, net of losses and expenses (including servicing fees paid to the Company).

         The Company's primary growth strategy is to expand, on a controlled basis, into metropolitan areas with demographic, regulatory and competitive conditions which the Company believes are favorable. The Company believes that its centralized operations allow it to expand into new markets rapidly and efficiently. In addition, the Company has a lending program known as the "PAC Program" which is designed to enhance the Company's profitability through selective lending to borrowers whose credit history would not permit them to qualify for a loan under the Company's Prime lending program ("Non-prime lending," as defined in the Glossary). Through the PAC Program, the Company purchases Non-prime loans at face value at an appropriate interest rate, generally in the range of 6% to 8% above the rate at which it purchases Prime loans.

         Union Federal entered the indirect automobile finance business in 1986. The Company was incorporated in Indiana in December 1993 as a subsidiary of Union Federal, which is a wholly-owned subsidiary of UHC. The Company's headquarters are located at 250 North Shadeland Avenue, Indianapolis, Indiana 46219, and its telephone number is (317) 231-6400.

                                  The Spin-off

     The Company's indirect automobile finance business was conducted by the Union Division as an unincorporated division of Union Federal through fiscal
1994. During fiscal 1995, the majority of the operations and assets of the Company were transferred from Union Federal to UAC and its subsidiaries (the "Business Transfer"), although its business continued to be operated in combination with the Union Division. The Business Transfer was completed immediately upon consummation of the Offering. Since such time, the Company's business has been conducted solely by UAC and its subsidiaries.

     Union Federal is a wholly-owned subsidiary of UHC. Immediately prior to the consummation of the Offering, 9,200,000 shares of the Company's Class B Common Stock, representing all of the issued and outstanding stock of the Company, were distributed to the shareholders of UHC in a tax-free spin-off (the "Spin-off"). Upon completion of the Spin-off and the Offering, the Company's operations were separated from those of Union Federal, except that the Company's Chairman continues to serve as an executive officer and director of Union Federal, UHC and certain affiliates. Union Federal effected the Business Transfer and the Spin-off to realize certain cost savings and in response to federal regulatory provisions (particularly risk-based capital requirements and "qualified thrift lender" standards), that require it to hold high levels of capital to maintain compliance with regulatory capital requirements, constraining its ability to expand the Company's business. Due to the manner in which the Business Transfer and Spin-off were required to be effected to comply with regulatory requirements, the Company had no equity or retained earnings after the Offering other than the net proceeds of the Offering. No cash was distributed to the shareholders of UHC in the Spin-off or as a result of the Offering.

     After  completion  of  the  Spin-off  and  the  Offering,  Mr.  Richard  D.
Waterfield and eight other shareholders of UHC own approximately 83% of the Class B Common Stock outstanding (representing approximately 58% of the Company's outstanding Common Stock), which is held in a Voting Trust of which Mr. Waterfield serves as the trustee. The Class B Common Stock held by the Voting Trust represents approximately 76% of the voting power of the outstanding Common Stock, which enables Mr. Waterfield to control the election of the entire board of directors of the Company and to cause the adoption of any shareholder proposal favored by the Voting Trust. In order to ensure compliance with the terms of an Internal Revenue Service ruling obtained in connection with the Business Transfer and the Spin-off, the holders of the Class B Common Stock must retain at least 80% of the voting power represented by the Company's Common Stock. Such holders who are parties to the Voting Trust have agreed to certain restrictions on their ability to transfer such stock for a period of two years, and other holders of Class B Common Stock have agreed to such restrictions with the Company. Additionally, up to 400,000 shares of Class A Common Stock were reserved for sale to certain employees, officers and directors of the Company, Union Federal and its affiliates ("Company Offerees") in the Offering.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following risk factors should be considered carefully by prospective investors in evaluating an investment in the Class A Common Stock.

Dependence on Credit Facilities, Securitization Transactions and Potential Need for Additional Capital

         Dependence on Credit Facilities. Prior to the Offering, the Company was substantially dependent upon Union Federal to provide short-term funding to finance (i) the purchase of loans prior to the time they were securitized and
(ii) the payment of Dealer Premiums. The cash advanced for Dealer Premiums is not recovered when a loan is securitized but is recovered over the life of the loan. Since the consummation of the Offering, Union Federal has not provided such funding to the Company, and the Company is dependent upon its Credit Facilities to provide necessary funding. The Company has a $350 million Prime-lending Warehouse facility (the "Prime Warehouse Facility") which provides short-term loan acquisition funding between securitization transactions. The Company also has a similar $50 million Warehouse facility to provide short-term funding for Non-prime loan acquisitions (the "Non-prime Facility"). In addition, the Company issued $110 million in Senior Notes concurrently with the Offering. The Company's access to financing under the Credit Facilities is dependent upon its compliance with the terms and conditions thereof, including timely completion of securitizations. The availability of additional or substitute credit facilities is dependent upon, among other things, the willingness of financial institutions to fund automobile financing businesses generally and the Company's financial condition and results of operations. If the Company were unable to satisfy the conditions of its Credit Facilities, its operations could be materially adversely affected.

         Dependence on Securitizations. The Company relies significantly on a strategy of periodically selling automobile loans through asset-backed securitizations. Proceeds from securitizations will be utilized to repay borrowings under the Credit Facilities, thereby making such facilities available to acquire additional loans. If the Company fails to complete a securitization of Prime loans each sixteen weeks, the amount of funding available under the Prime Warehouse Facility is reduced from 98% to 95% of the outstanding principal balance of eligible loans and the term of certain interest rate hedges required thereby is required to be extended to a minimum of six months. If the Company fails to complete a securitization of Prime loans for six months, the Prime Warehouse Facility may be terminated. The Company expects to securitize pools of its Non-prime loans from time to time. The Company has not securitized Non-prime loans to date, and there is no assurance that it will be able to do so on favorable terms. The Non-prime Facility provides that a failure to complete a securitization of Non-prime loans for six months may result in the Non-prime Facility being terminated. A number of external factors affect the Company's ability to access the securities market. Such factors, including conditions in the securities markets generally, conditions in the Asset-backed Securities market and approvals by other parties to the securitization, could substantially delay a securitization. Additionally, gains from the sale of loans in securitizations can represent a significant portion of the Company's net earnings. If the Company were unable to securitize loans in a financial reporting period, the Company could incur a significant decline in total revenues and net earnings for such period. Furthermore, as described below, an unanticipated delay in completion of a securitization may also increase interest rate risk.

         Potential Need for Additional Capital. The Company's continued growth (including the development of its Non-prime lending business) will be dependent upon its ability to continue to effect securitization transactions or to establish alternative long-term financing arrangements and to obtain sufficient financing under interim credit facilities upon acceptable terms. If the Company's growth exceeds anticipated levels, the Company may be required to effect loan securitizations more rapidly or obtain additional interim funding or equity. If the Company were unable to do so, its growth would be inhibited. If the Company's financing sources were curtailed, the Company could be required to sell additional equity, which would dilute the interests of shareholders who invest in this Offering. There can be no assurance that the Company could raise such additional equity capital on acceptable terms or that other sufficient sources of funds will be available to meet its future financing needs.

Interest Rate Risk

         The Company's profitability is largely determined by the difference, or "spread," between the effective rate of interest paid on the loans acquired by the Company and the Company's cost of funds under its Credit Facilities or in securitization transactions. Amounts financed under certain of the Company's new Credit Facilities bear interest at variable rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. The interest rate paid to third-party investors in securitization transactions is a function of prevailing market rates for comparable transactions and the general interest rate environment. Because the auto loans purchased by the Company are fixed-rate loans, the Company bears the risk of interest-rate increases during the period from the monthly posting of loan rates to the date of the securitization of the loans made at those rates. The Company employs a hedging strategy that is intended to minimize this risk which generally involves the short sale of U.S. Treasury securities. There can be no assurance, however, that this strategy will consistently or completely offset adverse interest-rate movements during periods when the Company holds loans in its portfolio pending securitization or that the Company will not sustain losses on hedging transactions. The Company's hedging strategy requires estimates by management of monthly loan acquisition volume. If such estimates were materially inaccurate, the Company's Gains on Sales of Loans and results of operations could be adversely affected. Due to compression of the gross and net spread on the loans securitized and a mismatch in volume estimates of related hedging transactions, the Company recognized losses on securitization transactions in the third and fourth quarters of fiscal 1994.

         As a result of the Company's strategy of responding promptly to increases in market interest rates, it may raise rates more quickly than its competition. To the extent dealers direct loans to financing sources that offer lower rates than the Company offers, the Company's loan acquisition volumes may be reduced. This reduction can result in lower market share during periods of rising interest rates and may adversely affect results of operations.

Default and Prepayment Risk

         A portion of the loans acquired by the Company may default or be subject to certain claims or defenses that automobile buyers may assert against automobile dealers. The Company bears the primary risk of losses resulting from defaults. In the event of default, the collateral value of the car securing the loan may not cover the outstanding loan balance and costs of recovery. The Company's strategy of making larger advances based on the credit quality of the borrower rather than the value of collateral may expose the Company to larger losses on loans in the event of default. The Company expects to experience a higher default rate on loans acquired through the Company's Non-prime lending program than it has historically experienced with respect to loans acquired through the Company's Prime lending program. There is no assurance that additional losses due to default on Non-prime loans will be offset by the higher interest rates charged on such loans. Under the terms of its Prime Warehouse Facility and Non-prime Facility, the Company will not be able to borrow against defaulted loans. The Company's allowance for credit losses on loans reflects an estimate of credit losses on loans the Company owns. The Company does not have a default history for loans acquired through its Non-prime lending program. If the Company were to underestimate the allowance for credit losses for its Non-prime loans, the Company would have to recognize losses which would adversely affect the Company's results of operations.

         In addition, the Company is subject to certain loan prepayment risks. Prepayments reduce the size of the servicing portfolio, thereby reducing the Company's servicing income. Prepayments also may increase defaults as a percentage of the remaining loans in the Company's portfolio.

         The Gain on Sale of Loans in connection with each securitization transaction and the amount of Excess Servicing recognized in each transaction reflect deductions for estimates of future defaults and prepayments. The carrying value of Excess Servicing may be adjusted periodically to reflect differences between estimated and actual credit losses and prepayments on past securitizations. The Company's results of operations would be adversely affected if default or prepayment rates on securitized loans substantially exceed anticipated levels.

Variable Quarterly Earnings

         Several factors affecting the Company's business can cause significant variations in its quarterly results of operations. In particular, variations in the volume of the Company's loan acquisitions, the spreads between the average rate of purchased loans and the Certificate rate of securitizations, as well as the timing and size of securitization transactions, can result in significant increases or decreases in the Company's net earnings from quarter to quarter.

New Status as Independent Entity and Additional Expenses

         Prior to the Spin-off, the Company benefited from the support of Union Federal, including its provision of financing. After the Spin-off, because of regulatory requirements, Union Federal and its affiliates no longer provide funding to the Company or provide guarantees or credit support for new obligations of the Company. Without the support of Union Federal, the Company's access to funding sources is based on its own financial condition and operating results, and its cost of funds may be greater than that which would have been available through Union Federal. Other historical expenses of Union Federal allocated to the Company may not reflect actual expenses of the Company as an independent entity. Accordingly, the historical results of operations of the Company may not be indicative of the Company's future financial performance.

Risks of Geographic Expansion

         The Company has pursued a strategy of expanding its operations to new markets within the United States as a means of profitably increasing its loan volume and related interest and servicing fee income. The Company intends to continue this expansion strategy. The Company's success in new markets will depend upon its ability to attract dealerships and purchase loans profitably in the context of each new market's regulatory and competitive environment. There can be no assurance that the Company will be able to continue to implement its business strategy successfully in other markets.

Risks of New Finance Products

         The Company has initiated a "Non-prime" indirect automobile financing business for borrowers with lower quality credit than its Prime borrowers. Non-prime lending involves risks that differ from those inherent in Prime lending upon which the Company has historically concentrated. Lending to borrowers with lower quality credit generally involves higher average loan default rates than is generally experienced in lending to borrowers with higher quality credit, as well as higher average interest rates on loans payable by the borrower. In the Non-prime lending business, the Company competes in a different market segment than that in which it has historically competed and will likely compete in such business more directly with finance companies and to a lesser degree with local banks. The Company continues to consider offering alternative consumer finance products. The Company is considering plans to offer credit card loans, automobile leasing and potentially home equity lending. There can be no assurance that the Company's Non-prime lending operations or any other consumer financing products that the Company may offer in the future will be profitable. The offering of new consumer finance products could adversely affect the Company's results of operations.

Dependence on Automobile Loans

         The Company currently purchases and services only automobile loans. The Company's growth and profitability will depend significantly upon demand by consumers in the Company's markets for financing in connection with new and used auto purchases and their ability to qualify for such financing. Such demand can be affected by general trends in the economy, including fluctuations in interest rates and inflation.

Competition

         Competition in the field of financing retail automobile sales is intense. The auto finance market is highly fragmented and historically has been serviced by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, savings associations, independent finance companies, credit unions and leasing companies. Many of these competitors have greater financial resources than the Company and may have a significantly lower cost of funds. Many of such competitors also have long-standing relationships with automobile dealers and may offer dealers or their customers other forms of financing or services not provided by the Company. The Company's ability to compete successfully depends largely upon its relationships with dealers and the willingness of dealers to offer loans to the Company for purchase. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves.

Regulation

         The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge; (iii) limit or prescribe certain other terms of the Company's contracts;
(iv) require specified disclosures; and (v) define the Company's rights to repossess and sell collateral. Changes in existing laws or regulations, or in the interpretation thereof, or the promulgation of any additional laws or regulations could have an adverse effect on the Company's business.

Control of the Company

         Mr. Waterfield and the 16 other existing shareholders of UHC own 100% of the Class B Common Stock, which represents 70% of the equity interest of the Company and enables such holders to cast approximately 92% of the votes eligible to be cast in respect of the election of directors. Consequently, the holders of shares of Class B Common Stock have the ability to control the election of the entire Board of Directors. The shares of Class B Common Stock may convert into Class A Common Stock on a share-for-share basis in the future if they are transferred. Approximately 83% of the Class B Common Stock, representing approximately 58% of the Common Stock, or approximately 76% of the voting power of Common Stock outstanding after the Offering, is held in the Voting Trust of which Mr. Waterfield is trustee. Mr. Waterfield's control of the voting power of such stock enables him to control the election of the entire Board of Directors and to cause the adoption of any shareholder proposal favored by the Voting Trust. Additionally, up to 400,000 shares of Class A Common Stock were reserved for sale to certain employees, officers and directors of the Company, Union Federal and its affiliates ("Company Offerees") in the Offering.

Shares Eligible for Future Sale

         The Company has approximately 4,011,358 shares of Class A Common Stock and 9,200,000 shares of Class B Common Stock outstanding. All of the shares sold in the Offering are freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), unless acquired by an affiliate of the Company, in which case those shares are subject to the resale limitations of Rule 144 under the Securities Act. The shares of Class B Common Stock distributed to existing shareholders of UHC in the Spin-off may be deemed "restricted securities" as defined in Rule 144 under the Securities Act. If so, they may not be resold in the absence of registration under the Securities Act unless sold pursuant to an exemption from such registration, such as Rule 144. All holders of Class B Common Stock have agreed not to dispose of their shares of Class B Common Stock acquired in the Spin-off for two years following consummation of the Spin-off. In addition, the Company, its directors and executive officers and certain shareholders of UHC, who collectively hold approximately 88% of the Class B Common Stock and approximately 0.2% of the Class A Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the consummation of the Offering without the prior written consent of Salomon Brothers Inc. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock (including Class A Common Stock issued on conversion of Class B Common Stock) or the availability of shares of Class A Common Stock for future sales will have on the market price of the shares of Class A Common Stock prevailing from time to time.

Anti-Takeover Effect of Capital Structure; Provisions of Charter and Indiana Law

         The ability of the holders of the Class B Common Stock to elect all of the members of the Board of Directors may have the effect of discouraging offers to acquire the Company. In addition, certain provisions of the Company's articles of incorporation and by-laws and Indiana law may make acquisition of control of the Company more difficult or expensive in the absence of prior approval by the Board of Directors. The Board of Directors is authorized to issue shares of preferred stock from time to time with rights and preferences as may be determined by the Board of Directors without shareholder approval. The Indiana Business Corporation Law contains certain provisions which, if applicable at the time of the transaction, could restrict the acquisition of control of the Company.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the offer and sale of shares of Class A Common Stock by selling securitity holders pursuant to this Prospectus.


                         DETERMINATION OF OFFERING PRICE

         Shares of Class A Common Stock offered pursuant to this Prospectus will be sold by certain affiliates of the Company on the open market from time to time as determined by market conditions.


                 SELLING SECURITY HOLDERS; PLAN OF DISTRIBUTION

     The shares of Class A Common Stock offered pursuant to this Prospectus are being sold by certain affiliates of the Company, including directors of the Company who have acquired, or will acquire, such shares under the Union Acceptance Corporation 1994 Incentive Stock Plan. Such sales will be effected on the open market from time to time as determined by market conditions. Resales of shares of the Class A Common Stock by such persons may also be made under Rule 144 under the Securities Act.


                                  LEGAL MATTERS

         The valid issuance of the shares of Class A Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Barnes & Thornburg, Indianapolis, Indiana.

                                     EXPERTS

         The combined balance sheets of the Company (UAC and subsidiaries, and the Union Division combined), as of June 30, 1995 and 1994, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended June 30, 1995, have been examined by KPMG Peat Marwick LLP, independent certified public accountants. Such financial statements have been included herein and in the Registration Statement in reliance upon the reports with respect thereto of KPMG Peat Marwick LLP, appearing herein, and upon the authority of said firm as experts in accounting and auditing.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following  documents  are hereby  incorporated  by reference  into this
Prospectus:

         (1) The annual report on Form 10-K of the Company for the fiscal year ended June 30, 1995;

         (2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Company since June 30, 1995; and

         (3) The description of the capital stock of the Company contained in the Company's Registration Statement on Form 8-A, which was filed with the Commission on July 12, 1995, and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections l3(a), 13(c), l4, and l5(d) of the 1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

                                    GLOSSARY

Asset-backed   Securities  --  A  general  reference  to  securities,   such  as
Certificates, that are backed by financial assets, such as automobile loans or leases, credit card or trade receivables, home equity loans or equipment.

Business Transfer -- The transfer of certain assets related to the Union Division from Union Federal to the Company and the assumption of certain related liabilities by the Company.

Credit Facilities -- Certain external financing arrangements negotiated by the Company with independent financial institutions or investors to be available to the Company following completion of the Offering, consisting of a $350 million Warehouse facility (the "Prime Warehouse Facility") to fund the Company's primary loan acquisitions and $108 million in Senior Notes due 2002. The Credit Facilities are also expected to include a $50 million Non-prime Warehouse facility (the "Non-prime Facility") to fund loan acquisitions through its new Non-prime lending program,

Credit Scoring -- The process of utilizing standard models in the loan origination process to evaluate an applicant's credit profile to arrive at an estimate of the associated credit risk based on statistical evaluation of several common characteristics that bear on credit worthiness and their correlation with credit risk.

Dealer Premium -- The amount paid to the dealer for the purchase of a loan above the principal amount financed. In states other than Ohio, the Dealer Premium is based upon the finance charge that would be paid on the loan if it earned interest at a rate equal to the difference between the contract rate and the Company's periodically published buy rate. The difference in rates averages approximately 2%. Dealer Premiums paid to Ohio dealers in the form of referral fees are calculated as the product of the principal amount of the loan and a periodically adjusted referral rate set forth on the Company's rate sheets for loans with similar terms, note rate and age of collateral. All or a portion of a Dealer Premium may be paid in advance at the time the loan is acquired, subject to being charged back against the dealer if that loan prepays or defaults. The Dealer Premium is generally advanced to the dealer in the month following purchase of the loan, creating the Dealer Premium asset. An amortized portion of such advance, depending on the dealer agreement, is recoverable from the dealer if the loan is prepaid or defaults. When loans are sold, the related Dealer Premium is expensed and a Dealer Premium rebate asset is established equal to the estimated amount recoverable from dealers due to prepayments and defaults. Actual rebate experience is analyzed by the Company on a monthly basis.

Excess Servicing -- The present value of Future Servicing Cash Flows to be distributed to the Company by a Securitization trust as determined in accordance with Statement of Financial Accounting Standards No. 65 ("SFAS 65"). Excess Servicing represents the present value of Future Servicing Cash Flows earned on each trust as determined in accordance with SFAS 65. Future Servicing Cash Flows represent the difference between the coupon rate on the loans and the pass-through rate to the investors in the securitized pool in excess of a normal servicing fee of one percent and any other continuing costs such as trustee or letter of credit fees. To determine Excess Servicing, the Future Servicing Cash flows are first estimated using an assumed rate of prepayment that is intended to be conservative relative to historical experience and then discounted at a market rate commensurate with the risk associated with this type of investment. Excess Servicing is then reduced by a credit loss provision based upon historical experience and deemed adequate to cover net losses over the life of the trust. The loss provision is calculated using a discount rate commensurate with a risk-free investment of similar maturity in accordance with Emerging Issues Task Force announcement 92-2. Excess Servicing is subsequently amortized against servicing income on a level-yield basis. Periodically the Company reviews the assumptions utilized in determining Excess Servicing. Should the present value of Future Servicing Cash Flows prove to be insufficient to recover the capitalized amount, a charge to servicing income would be made in accordance with SFAS 65. To date the Company has not recorded any such charges.

Future Servicing Cash Flows -- The difference between the coupon rate paid on securitized loans and the sum of the yield to certificate holders of a securitized loan pool, a one percent annual servicing fee and other expenses of the Securitization trust.

Gain on Sale of Loans -- The Gain on Sale of Loans is equal to Excess Servicing less any difference between the aggregate principal balance of loans and the net proceeds from the securitization and the prepaid Dealer Premium (after reduction for future Dealer Premium rebates), adjusted by the gain or loss on related hedging transactions. The securitizations are usually sold at or close to the principal balance of the loans included therein. The costs of securitization consist of issuance expenses and the underwriter's discount.

Non-prime Facility -- See definition of Credit Facilities, above.

Non-prime lending -- The Company's practice of acquiring loans made to borrowers who generally would not be eligible for credit under Prime lending. Loans are acquired from automotive dealers under a dealer agreement that provides for the acquisition of loans at par without provision for payment of any Dealer Premium. A Non-prime borrower may have had some credit problems in his or her past which have been resolved and a payment history has been reestablished. To finance a new or late-model used car, the Non-prime borrower may not qualify for a loan from a captive finance subsidiary, but may access credit through non-traditional finance sources.

Prime lending -- The Company's practice of acquiring loans made to borrowers, generally with high quality credit, through an automotive dealer under a dealer agreement that provides for the acquisition of loans at par plus the payment of a Dealer Premium to the dealer. A Prime borrower has a credit history with no or few minor defaults and can finance a new car purchase through a bank, a captive finance subsidiary of an automobile manufacturer or an independent finance company that focuses on Prime credit.

Prime Warehouse Facility -- See definition of Credit Facilities, above.

Securitization -- The process through which loans and other receivables are pooled and sold to a trust which issues Certificates to investors.

Senior Notes -- Unsecured Senior Notes of the Company in the original aggregate principal amount of $108 million due 2002, to be issued by the Company in connection with the Spin-off and the Offering.

Spin-off -- The pro rata distribution of the 9,200,000 shares of Class B Common Stock currently held by Union Federal to UHC and from UHC to the shareholders of UHC, immediately prior to consummation of the Offering.

Spread Account -- A cash collateral account or spread account maintained by the trustee of a securitization trust into which Future Servicing Cash Flows are deposited initially, to protect Certificate holders (and any provider of third-party credit enhancement) against credit losses. The terms of the account, which vary with each securitization, state a maximum balance, expressed as a percentage of the original principal balance. Generally, the initial required cash balance in the account (an amount less than the minimum balance) is funded by the Company from the securitization proceeds. Excess Servicing cash flows from the pool of loans, net of credit losses, are credited to the account and retained until the account balance reaches the maximum balance. The Company accrues these cash flows as servicing income and establishes the Spread Account on the balance sheet. Once the maximum balance is attained, excess servicing cash flows and any surplus in the Spread Account are remitted to the Company. Should the interest and principal collected by the trust be less than the required payments to the Certificate holders, the shortfall is funded from the Spread Account and Future Servicing Cash Flows are retained until the maximum balance is reestablished. Any remaining Spread Account balance is released to the Company upon termination of the securitization. There is no recourse to the Company for loan losses beyond the balance in the Spread Account and Future Servicing Cash Flows from the trust.

Union Division -- The indirect automobile lending business conducted as a division of Union Federal through fiscal 1994.

Voting Trust -- Voting Trust Agreement among Richard D. Waterfield, as trustee, and certain existing shareholders of Union Holding Company, Inc., dated June 10, 1994.

Warehouse -- A method whereby loans are financed by financial institutions on a short-term basis. In a Warehouse arrangement, loans are accumulated or pooled on a daily or less frequent basis and assigned or pledged as collateral for short-term borrowings until they are sold in a Securitization.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

     Document(s) containing information specified by Part I of the form of Registration Statement Form S-8 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), will be sent or given to participants in the Union Acceptance Corporation Incentive Stock Plan (the "Plan"), as specified in Rule
428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act. Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Form S-8 Registration Statement (the "Registration Statement") pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
     The following  documents  are hereby  incorporated  by reference  into this
Prospectus:

         (1) The annual report on Form 10-K of Union Acceptance Corporation (the "Registrant") for the fiscal year ended June 30, 1995;

         (2) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") by the Registrant since June 30, 1995; and

         (3) The description of the capital stock of the Registrant contained in the Registrant's Registration Statement on Form 8-A, which was filed with the Commission on July 12, 1995, and all amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections l3(a), 13(c), l4, and l5(d) of the 1934 Act prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "Act"), grants to each Indiana corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 8.05 of Article VIII, and Article IX of the Amended and Restated Articles of Incorporation of the Registrant state as follows:

                                   "ARTICLE 8

Section 8.05.

                  Limitation of Liability and Reliance on Corporate Records and Other Information.

                  Clause 8.051. General Limitation.  No Director,  member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 8.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

                  Clause  8.052.   Reliance  on  Corporate   Records  and  Other
              Information. Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence."


                                   "ARTICLE 9



              Indemnification

                  Section 9.01.  General.  The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

               Section 9.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 9.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 9.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision
          (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation

              Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

                  Authorization   of   indemnification   and  evaluation  as  to
              reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

                  Section 9.03. Good Faith Defined. For purposes of any determination under Section 9.01 of this Article 9, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 9.01 if
              his  action  is  based  on  information,   opinions,  reports,  or
              statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 9.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 9.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 9.01 of this Article 9.

                  Section 9.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 9.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 9.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article 9, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article 9.

                  Section 9.05.  Provisions Not Exclusive.  The  indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Amended and Restated Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Section 9.06.  Vested Right to  Indemnification.  The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 9.01 of this Article 9 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 9, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

                  Section  9.07.  Insurance.  The  Corporation  may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

                  Section 9.08. Additional Definitions. For purposes of this Article, "serving an employee benefit plan at the request of the Corporation" shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

                  For purposes of this Article,  "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

                  For purposes of this Article,  "official  capacity," when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.

                  "Official  capacity"  does not  include  service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

                  Section 9.09. Payments a Business Expense. Any payments made to any indemnified party under this Article or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action."

Item 7.  Exemption from Registration Claimed.

         An aggregate of 11,358 shares of Class A Common Stock have heretofore been granted pursuant to formula bonus provisions to non-employee directors of the Registrant. Such shares were granted without the payment of any consideration and did not involve any sale requiring registration under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

         The exhibits furnished with this registration statement are listed on page E-1.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement; provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement; (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, and the State of Indiana, on this 6th day of August, 1996.


                                       UNION ACCEPTANCE CORPORATION


                                       By: /s/ John M. Stainbrook
                                           -------------------------------------
                                           John M. Stainbrook
                                             President

     Each person whose signature appears below hereby constitutes and appoints Jerry D. Von Deylen, and John M. Stainbrook, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                            Title              Date
       ------------------------------------------------------------------------
(1)    Principal Executive Officer:


       /s/ John M. Stainbrook           President         )
       -------------------------                          )
       John M. Stainbrook                                 )
                                                          )
                                                          )
(2)    Principal Financial and                            )
       Accounting Officer:                                )
                                                          )
                                                          )
       /s/ Rick A. Brown                Treasurer and     )  August 6, 1996
       -------------------------        Chief Financial   )
       Rick A. Brown                    Officer           )
                                                          )
                                                          )
(3)    A Majority of the Board                            )
       of Directors:                                      )
                                                          )
                                                          )
       /s/ Howard L. Chapman            Director          )
       -------------------------                          )
       Howard L. Chapman                                  )
                                                          )
                                                          )
                                                          )
                                                          )
       /s/ John M. Davis                Director          )
       -------------------------                          )
       John M. Davis                                      )

       Signature                            Title                    Date
       -------------------------------------------------------------------------
                                                          )
                                                          )
       /s/ Fred M. Fehsenfeld           Director          )
       -------------------------                          )
       Fred M. Fehsenfeld, Jr.                            )
                                                          )
                                                          )
       /s/ Donald A. Sheman             Director          )
       -------------------------                          )
       Donald A. Sherman                                  )
                                                          )
                                                          )
       /s/ John M. Stainbrook           Director          )
       -------------------------                          )
       John M. Stainbrook                                 )   August 6, 1996
                                                          )
                                                          )
       /s/ Jerry D. Von Deylen          Director          )
       -------------------------                          )
       Jerry D. Von Deylen                                )
                                                          )
                                                          )
       /s/ Richard D. Waterfield        Director          )
       -------------------------                          )
       Richard D. Waterfield                              )
                                                          )
                                                          )
       /s/ Thomas M. West               Director          )
       -------------------------                          )
       Thomas M. West                                     )

                                INDEX TO EXHIBITS
                                                                      Page No.
                                                                        In
                                                                       This
Exhibit No.                   Description                             Filing
- -----------     -------------------------------------------           -------
 3.1            Articles of Incorporation of the Registrant              *
                are incorporated by reference to Exhibit 3(1) to the Registrant's Registration Statement on Form S-1 (Registration No. 33-82254), which was filed with the Commission on August 1, 1994.

 3.2            By-Laws of the Registrant are incorporated               *
                by reference to Exhibit 3(2)
                of the Registrant's Registration Statement on Form S-1 (Registration No. 33-82254).

 5              Opinion of Barnes & Thornburg as to the
                legality of the securities being registered.

10              Union Acceptance Corporation 1994                        *
                Incentive Stock Plan, incorporated by
                reference to Exhibit 10.24 of the Registrant's
                Registration Statement on
                Form S-1 (Registration No. 33-82254).

23.1            Consent of KPMG Peat Marwick, LLP

23.2            Consent of Barnes & Thornburg
                (included as part of Exhibit 5).

24              Power of Attorney (set forth on page
                S-1 of this Registration Statement).

- ----------
(*) Previously filed with the SEC and incorporated by reference into this Registration Statement.